Exhibit 11
                                                                   ----------


            American Home Products Corporation and Subsidiaries
                     Computation of Per Share Earnings
                  (In thousands except per share amounts)


                                              Quarter Ended  Six Months Ended
                                                 June 30,         June 30,
                                                   1996             1996
                                                -----------    -----------
1.  Net income ................................ $   391,277    $   880,640
2.  Reported earnings per share:

     a. Average number of shares outstanding...     633,338        631,553
     b. Shares issuable upon the conversion
        of preferred stock ....................         599            602
                                                -----------    -----------
     c. Shares for reported earnings per share
        calculation (2a+2b)....................     633,937        632,155
                                                ===========    ===========
     d. Reported earnings per share(1/2c)...... $       .62    $      1.39
                                                ===========    ===========

3.  Primary earnings per share:

     a. Average number of shares outstanding..      633,338        631,553
     b. Shares issuable upon the conversion of
        preferred stock........................         599            602
     c. Shares deemed outstanding from the
        assumed exercise of stock options
        reduced by the number of shares
        purchased with the proceeds (determined
        using average market price during the
        period)................................      12,136         10,945
     d. Deferred contingent common stock awards         457            457
                                                -----------    -----------
     e. Shares for primary earnings per share
        calculation (3a+3b+3c+3d) .............     646,530        643,557
                                                ===========    ===========
     f. Primary earnings per share (1/3e).      $       .61    $      1.37
                                                ===========    ===========
4.  Fully diluted earnings per share:

     a. Average number of shares outstanding...     633,338        631,553
     b. Shares issuable upon conversion of
        preferred stock .......................         599            602
     c. Shares deemed outstanding from the
        assumed exercise of stock options reduced
        by the number of shares purchased with
        the proceeds (determined using market
        price at end of period)................      14,488         14,488
     d. Deferred contingent common stock awards         457            457
                                                -----------    -----------
     e. Shares for fully diluted earnings per
        share calculation (4a+4b+4c+4d)........     648,882        647,100
                                                ===========    ===========
     f. Fully diluted earnings per share (1/4e) $       .60    $      1.36
                                                ===========    ===========